News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. REPORTS FOURTH QUARTER 2021 RESULTS

Yardley, PA - February 8, 2022. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the fourth quarter ended December 31, 2021.

Highlights

•Fourth quarter loss of $7.95 per share, including the impact of full UK pension settlement
•Adjusted earnings of $1.66 per share in the fourth quarter
•Global beverage can volumes grew 9% in the fourth quarter and for the full year
•Returned over $1 billion to shareholders in 2021
•Fully settled UK pension plan, significantly reducing future risk
•Net leverage ratio 3.2x at year-end 2021
•2022 adjusted earnings guidance expected to be in a range of $8.00 to $8.20 per share

Fourth Quarter Results
Net sales in the fourth quarter were $3,054 million compared to $2,460 million in the fourth quarter of 2020, reflecting the pass through of higher material costs and increased beverage can and transit packaging sales unit volumes.

Income from operations was $303 million in the fourth quarter compared to $307 million in the fourth quarter of 2020. Segment income was $357 million in the quarter compared to $358 million in the prior year fourth quarter as unfavorable currency translation and higher costs offset sales unit volume increases.

Commenting on the quarter, Timothy J. Donahue, President and Chief Executive Officer, stated, “The Company had a solid fourth quarter performance to end an exceptional year in 2021. Global beverage can shipments for the year of more than 79 billion units grew 9% over 2020, with robust expansion in all regions, led by North America, Europe and Mexico. Full year adjusted earnings per share advanced 29%, more than offsetting the dilutive effects of the sale of the European Tinplate business. Segment income rose 21% for the year, with each of the Company’s businesses improving results compared to the prior year despite the effects of the ongoing pandemic and significant inflation and supply chain disruptions.

“The Crown team performed well during 2021, successfully navigating numerous challenges and meeting the needs of our customers. In addition to delivering strong financial results, the team commercialized significant new capacity positioning the Company for continued long-term growth. Unfortunately, in early December our newest beverage can plant in Bowling Green, Kentucky sustained significant tornado damage. Fortunately, all our associates and their families are safe and we recognize their efforts, along with those in the community at large, in the rebuilding and restoration efforts following the devastating effects of the storm. We expect the plant will resume operations late in the first quarter of this year.

“During 2021 the Company commercialized significant beverage can capacity at new plants in Bowling Green, Kentucky, and Vung Tau, Vietnam, as well as adding new production lines to existing facilities in Olympia, Washington, Rio Verde, Brazil and Hanoi, Vietnam. Additionally, and as previously announced, the Company completed the sale of its European Tinplate businesses and fully settled its UK pension obligations, resulting in pension obligations being reduced by approximately $3 billion and eliminating future risk.

“As we look forward in 2022, the Company expects to have another outstanding year, with EBITDA estimated to grow more than 12% to approximately $2 billion. Beverage can demand remains in excess of supply and in 2022 the Company expects to commercialize new production capacity at new plants in Martinsville, Virginia, and Uberaba, Brazil, as well as with can line additions to plants in Phnom Penh, Cambodia and Monterrey, Mexico.

“Segment income in our global beverage can businesses is expected to improve as a result of 9% anticipated volume increase, contractual pass through of inflation and more efficient operating performance. Demand remains strong in all regions and, while

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
results in our European beverage business are expected to decline year over year, we are taking required actions to fully recover commodity and other cost increases.

“Following a strong performance in 2021, segment income in Transit Packaging is expected to improve as a result of continued volume growth, efficiency gains and cost improvements. Significant segment income growth is expected in the non-reportable segment as a result of increased food can volumes, increased beverage can equipment deliveries and contractual recovery of inflation. During 2021, the Company completed the construction of a two-piece food can plant in Dubuque, Iowa and the addition of a two-piece food can line to its Hanover, Pennsylvania plant. Additionally, the Company will add a third two-piece food can production line to its Owatonna, Minnesota plant. In addition to earnings growth, we expect to use the significant free cash flow generated by these businesses to again support beverage can capacity expansion and the return of more than $1 billion to shareholders in 2022.”

In connection with the sale of its European Tinplate business, the Company entered into a previously announced transaction to irrevocably transfer its UK pension plan obligations to an insurer in November 2021, resulting in a pension settlement charge of $1.5 billion and elimination of the cash flow and earnings risk associated with the plan.

Interest expense was $50 million in the fourth quarter of 2021 compared to $70 million in 2020 primarily due to lower outstanding debt balances.

Net loss attributable to Crown Holdings in the fourth quarter was $1,001 million compared to net income of $151 million in the fourth quarter of 2020. Reported loss per share was $7.95 in the fourth quarter of 2021 compared to income of $1.12 in 2020. Adjusted diluted earnings per share increased to $1.66 over the $1.50 in 2020.

A reconciliation from net income and diluted earnings per share to adjusted net income and adjusted diluted earnings per share is provided below.

Full Year Results
Net sales for the full year of 2021 increased to $11,394 million from $9,392 million in the full year of 2020, primarily due to the pass through of higher material costs and increased sales unit volumes.

Income from operations was $1,363 million in 2021 compared to $1,048 million in 2020. Segment income in 2021 was $1,500 million versus $1,240 million in the prior year primarily due to increased sales unit volumes.

Interest expense was $253 million in 2021 compared to $290 million in 2020 primarily due to lower outstanding debt balances.

Net loss attributable to Crown Holdings in 2021 was $560 million compared to net income of $579 million in 2020. Reported loss per share was $4.30 compared to income of $4.30 in 2020. Adjusted diluted earnings per share were $7.66 compared to $5.92 in 2020.

Outlook
The Company currently expects first quarter 2022 adjusted earnings in the range of $1.80 to $1.90 per share, and full year 2022 adjusted earnings in the range of $8.00 to $8.20 per share.

The adjusted effective income tax rate for 2022 is expected to be between 24% and 25%.

Adjusted free cash flow, as defined below, is currently expected to be approximately $400 million for 2022 with approximately $1 billion in capital spending.

Non-GAAP Measures
Segment income, adjusted free cash flow, adjusted net leverage ratio, adjusted net income, the adjusted effective tax rate, adjusted diluted earnings per share and adjusted EBITDA are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, net income, diluted earnings per share, effective tax rates, cash flow or leverage ratio data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
The Company views segment income as the principal measure of the performance of its operations and adjusted free cash flow and adjusted net leverage ratio as the principal measure of its liquidity. The Company considers all of these measures in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. Reconciliations of estimated adjusted diluted earnings per share for the first quarter and full year of 2022 to estimated diluted earnings per share on a GAAP basis are not provided in this release due to the unavailability of estimates of the following, the timing and magnitude of which the Company is unable to reliably forecast without unreasonable efforts, which are excluded from estimated adjusted diluted earnings per share and could have a significant impact on earnings per share on a GAAP basis: gains or losses on the sale of businesses or other assets, restructuring and other costs, asset impairment charges, asbestos-related charges, losses from early extinguishment of debt, pension settlement and curtailment charges, the tax and noncontrolling interest impact of the items above, and the impact of tax law changes or other tax matters. The Company believes that adjusted net income, the adjusted effective tax rate and adjusted diluted earnings per share are useful in evaluating the Company’s operations as these measures are adjusted for items that affect comparability between periods. The Company believes that adjusted free cash flow and adjusted net leverage ratio provide meaningful measures of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends. Segment income, adjusted free cash flow, adjusted net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA are derived from the Company’s Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, adjusted free cash flow, net leverage ratio, the adjusted effective tax rate, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, February 9, 2022 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are 630-395-0194 or toll-free 888-324-8108 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company’s website, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on February 16. The telephone numbers for the replay are 203-369-3289 or toll free 800-568-3652.

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the future impact of the coronavirus pandemic on the Company’s operations, including the Company’s ability to continue to operate its plants, distribute its products, and maintain its supply chain; the impact of the coronavirus pandemic on demand for the Company’s products; the future impact of currency translation; the Company’s ability to successfully recover commodity and other cost increases and improve operating efficiencies; the continuation of performance and market trends in 2022, including consumer preference for beverage cans, increasing global beverage can demand, and volume growth in Transit Packaging and food cans; and the Company’s ability to successfully complete its previously announced capacity expansion projects and begin production within expected timelines, including any delays related to the pandemic, that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2020 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania.

For more information, contact:
Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net sales	$3,054	$2,460	$11,394	$9,392
Cost of products sold	2,481	1,897	9,029	7,359
Depreciation and amortization	111	107	447	422
Selling and administrative expense	145	139	583	533
Restructuring and other	14	10	(28)	30
Income from operations (1)	303	307	1,363	1,048
Pension settlements and curtailments	1,520	5	1,520	66
Other pension and postretirement	(1)	(4)	(5)	(23)
Foreign exchange	(44)	14	(45)	(2)
Earnings (loss) before interest and taxes	(1,172)	292	(107)	1,007
Interest expense	50	70	253	290
Interest income	(4)	(1)	(9)	(8)
Loss from early extinguishment of debt	68		68
Income (loss) from continuing operations before income taxes	(1,286)	223	(419)	725
Provision for (benefit from) income taxes	(342)	56	(57)	199
Equity earnings	(7)	2	3	6
Income (loss) from continuing operations	(951)	169	(359)	532
Income from discontinued operations, net of tax		19	156	156
Loss from disposal	(9)		(208)
Income (loss) from discontinued operations	(9)	19	(52)	156
Net income (loss)	(960)	188	(411)	688
Net income from continuing operations attributable to noncontrolling interests	41	36	148	108
Net income from discontinued operations attributable to noncontrolling interests		1	1	1
Net income (loss) attributable to Crown Holdings	$(1,001)	$151	$(560)	$579

(1) Reconciliation from income from operations to segment income follows.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Earnings Per Share

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income (loss) attributable to Crown Holdings
From continuing operations	$(992)	$133	$(507)	$424
From discontinued operations (1)	(9)	18	(53)	155
Total	$(1,001)	$151	$(560)	$579
Earnings (loss) per share attributable to Crown Holdings:
Basic earnings (loss) per share from continuing operations	$(7.87)	$1.00	$(3.89)	$3.18
Basic earnings (loss) per share from discontinued operations	(0.08)	0.13	(0.41)	1.16
Basic earnings (loss) per common share	$(7.95)	$1.13	$(4.30)	$4.34

Diluted earnings (loss) per common share from continuing operations	$(7.87)	$0.99	$(3.89)	$3.15
Diluted earnings (loss) per common share from discontinued operations	(0.08)	0.13	(0.41)	1.15
Diluted earnings (loss) per common share	$(7.95)	$1.12	$(4.30)	$4.30

Weighted average common shares outstanding:
Basic	125,990,933	133,462,348	130,376,215	133,525,186
Diluted	126,762,186	134,713,968	131,348,050	134,560,915
Actual common shares outstanding at quarter end	126,131,799	134,801,030	126,131,799	134,801,030

(1) Discontinued operations does not include any allocation of interest expense or indirect costs.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Income from Operations to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as income from operations adjusted to exclude intangibles amortization charges and provisions for restructuring and other.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Income from operations	$303	$307	$1,363	$1,048
Intangibles amortization	40	41	165	162
Restructuring and other	14	10	(28)	30
Segment income	$357	$358	$1,500	$1,240

Segment Information

Net Sales	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Americas Beverage	$1,201	$957	$4,441	$3,565
European Beverage	462	379	1,843	1,473
Asia Pacific	381	316	1,322	1,168
Transit Packaging	692	523	2,530	2,018
Total reportable segments	2,736	2,175	10,136	8,224
Other segments (1)	318	285	1,258	1,168
Total net sales	$3,054	$2,460	$11,394	$9,392

Segment Income
Americas Beverage	$181	$196	$756	$652
European Beverage	43	63	259	215
Asia Pacific	51	50	182	175
Transit Packaging	83	65	318	254
Total reportable segments	358	374	1,515	1,296
Other segments (1)	33	33	144	114
Corporate and other unallocated items	(34)	(49)	(159)	(170)
Total segment income	$357	$358	$1,500	$1,240

(1) Includes the Company’s food can, aerosol can and closures businesses in North America, and beverage tooling and equipment operations in the U.S. and UK.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Diluted Earnings Per Share

The following table reconciles reported net income and diluted earnings per share attributable to the Company to adjusted net income and adjusted diluted earnings per share, as used elsewhere in this release. Some or all of each reconciling item is reported within discontinued operations in the Consolidated Statement of Operations.

	Three Months Ended December 31,				Year Ended December 31,
	2021		2020		2021		2020
Net income (loss)/diluted earnings per share attributable to Crown Holdings, as reported	$(1,001)	$(7.95)	$151	$1.12	$(560)	$(4.30)	$579	$4.30
Intangibles amortization (1)	40	0.32	46	0.34	170	1.29	180	1.34
Restructuring and other (2)	14	0.11	14	0.10	(26)	(0.20)	34	0.25
Loss from debt extinguishment (3)	68	0.54			68	0.52
Foreign exchange gain (4)	(47)	(0.37)			(47)	(0.36)
Pension settlements and curtailments (5)	1,520	12.04	5	0.04	1,520	11.61	66	0.49
Income taxes (6)	(399)	(3.15)	(14)	(0.10)	(343)	(2.61)	(62)	(0.46)
Loss from discontinued operations (7)	9	0.07			208	1.58
Equity earnings (8)	6	0.05			6	0.05
Noncontrolling interests (9)					10	0.08
Adjusted net income/diluted earnings per share	$210	$1.66	$202	$1.50	$1,006	$7.66	$797	$5.92

Effective tax rate as reported (10)	26.6%		25.0%		(16.9)%		26.3%

Adjusted effective tax rate (10)	18.5%		24.3%		22.5%		25.4%

Adjusted net income, adjusted diluted earnings per share and the adjusted effective tax rate are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, diluted earnings per share and effective tax rates determined in accordance with U.S. generally accepted accounting principles. The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company’s ongoing business.

(1)In the fourth quarter and full year of 2021, the Company recorded charges of $40 million ($31 million net of tax) and $170 million ($130 million net of tax) for intangibles amortization arising from prior acquisitions. In the fourth quarter and full year of 2020, the Company recorded charges of $46 million ($38 million net of tax) and $180 million ($139 million net of tax) for intangibles amortization.

(2)In the fourth quarter and full year of 2021, the Company recorded net restructuring charges and other of $14 million ($11 million net of tax) and gains of $26 million ($16 million net of tax), respectively, including a second quarter gain of $30 million arising from a favorable court ruling in Brazil related to overcharges of indirect taxes paid in prior years. In the fourth quarter and full year of 2020, the Company recorded net restructuring and other charges of $14 million ($9 million net of tax) and $34 million ($25 million net of tax) primarily related to business reorganization activities.
(3)In the fourth quarter of 2021, the Company recorded a charge of $68 million ($56 million net of tax) primarily for premiums paid on the early extinguishment of bonds originally due in 2022 and 2023.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067
(4)In the fourth quarter of 2021, the Company recorded foreign exchange gains of $47 million ($35 million net of tax) arising from the remeasurement in local currency of U.S. dollar monetary asset balances in its operations in Turkey.

(5)In the fourth quarter of 2021, the Company recorded charges of $1,520 million ($1,152 million net of tax) primarily related to the settlement of its UK pension plan obligations. In the fourth quarter and full year of 2020, the Company recorded charges of $5 million ($4 million net of tax) and $66 million ($53 million net of tax) arising from pension plan settlements.

(6)In the fourth quarter and full year of 2021, the Company recorded income tax benefits of $380 million and $398 million related to the items described above. Also in 2021, the Company recorded benefits of $8 million in the first six months related to tax law changes in the UK and India; a charge of $40 million in the second quarter for deferred tax valuation adjustments in France; charges of $31 million and $11 million, respectively, in the second and third quarters for tax costs arising from reorganizations and other transactions required to prepare its European Tinplate business for sale and benefits of $19 million in the fourth quarter primarily related to a valuation allowance release in a corporate entity. In the fourth quarter and full year of 2020, the Company recorded benefits of $14 million and $63 million related to the items described above. In the third quarter of 2020, the Company recorded tax charges of $5 million primarily related to tax law changes in the UK. In the first quarter of 2020, the Company recorded benefits of $4 million arising from tax law changes in India.

(7)In the fourth quarter and full year of 2021, the Company recorded after-tax charges of $9 million and $208 million (primarily due to cumulative translation adjustments and tax charges) in connection with the sale of its European Tinplate operations.

(8)In the fourth quarter of 2021, the Company recorded its proportional share of intangible amortization and inventory step-up charges recorded by its equity method affiliate, Eviosys. These charges were recorded net of tax by the Company in the line Equity earnings.

(9)In the second quarter of 2021, the Company recorded noncontrolling interest charges of $10 million related to the items described above.
(10) The reported and adjusted effective tax rates include income from discontinued operations, which is reported net of tax in the statement of operations. Income tax effects on adjusted net income were calculated using the applicable tax rates of the underlying jurisdiction.

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

December 31,	2021	2020
Assets
Current assets
Cash and cash equivalents	$531	$1,173
Receivables, net	1,889	1,522
Inventories	1,735	1,263
Prepaid expenses and other current assets	265	202
Current assets held for sale	97	743
Total current assets	4,517	4,903

Goodwill and intangible assets, net	4,532	4,901
Property, plant and equipment, net	4,036	3,652
Other non-current assets	795	1,056
Non-current assets held for sale		2,179
Total	$13,880	$16,691

Liabilities and equity
Current liabilities
Short-term debt	$75	$104
Current maturities of long-term debt	135	67
Accounts payable and accrued liabilities	3,931	3,130
Current liabilities held for sale	14	981
Total current liabilities	4,155	4,282

Long-term debt, excluding current maturities	6,052	8,023
Other non-current liabilities	1,343	1,583
Non-current liabilities held for sale		199

Noncontrolling interests	418	406
Crown Holdings shareholders' equity	1,912	2,198
Total equity	2,330	2,604
Total	$13,880	$16,691

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Consolidated Statements of Cash Flows (Condensed & Unaudited)
(in millions)

Year ended December 31,	2021	2020

Cash flows from operating activities
Net income (loss)	$(411)	$688
Depreciation and amortization	463	481
Restructuring and other	(26)	34
Loss from disposal of discontinued operations	101
Pension expense	1,567	92
Pension contributions	(236)	(27)
Stock-based compensation	33	32
Working capital changes and other	(586)	15
Net cash provided by operating activities (1)	905	1,315
Cash flows from investing activities
Capital expenditures	(816)	(587)
Proceeds from sale of business, net of cash	2,255
Proceeds from sale of assets	44	16
Other	24	36
Net cash provided by/(used for) investing activities	1,507	(535)
Cash flows from financing activities
Net change in debt	(1,742)	(130)
Dividends paid to stockholders	(105)
Common stock repurchased	(950)	(66)
Dividends paid to noncontrolling interests	(122)	(87)
Other, net	(25)	44
Net cash used for financing activities	(2,944)	(239)

Effect of exchange rate changes on cash and cash equivalents	(113)	34

Net change in cash and cash equivalents	(645)	575
Cash and cash equivalents at January 1	1,238	663

Cash and cash equivalents at December 31 (2)	$593	$1,238

(1)Adjusted free cash flow is defined by the Company as net cash provided by operating activities less capital expenditures and certain other items. A reconciliation from net cash provided by operating activities to adjusted free cash flow for the three months and year ended December 31, 2021 and 2020 follows.

(2)Cash and cash equivalents includes $62 and $65 of restricted cash at December 31, 2021 and 2020.

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Adjusted Free Cash Flow

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net cash from operating activities	$660	$1,006	$905	$1,315
UK pension settlement (3)	(55)		216
Interest included in investing activities (4)			25	28
Transaction fees (5)			47
Capital expenditures	(304)	(254)	(816)	(587)
Adjusted free cash flow	$301	$752	$377	$756

(3) In September 2021, the Company made a contribution of $271 million to its UK. defined benefit pension plan in advance of a full settlement of the plan’s obligations in November 2021. Of the $271 million, the Company was reimbursed $55 million in the fourth quarter of 2021 and expects to receive an additional $110 million of reimbursement in 2022 and 2023 as the plan sells its remaining illiquid assets.

(4)Interest benefit of cross currency swaps included in investing activities.

(5)Transaction fees and costs related to the sale of the Company’s European Tinplate business.

Reconciliation of Adjusted EBITDA and Net Leverage Ratio

	2021	2020
Income from operations	$1,363	$1,048
Add:
Intangibles amortization	165	162
Restructuring and other	(28)	30
Segment income	1,500	1,240
Depreciation	282	260
Adjusted EBITDA	$1,782	$1,500

Total debt		$6,262
Less cash		531
Net debt at December 31		$5,731

Adjusted net leverage ratio		3.2x